EXHIBIT 4.1
                              TAM RESTAURANTS, INC.


         We understand that you would like to purchase shares of TAM Restaurants, Inc. (hereinafter "TAM") Common Stock. You have represented to us that you are a sophisticated investor and businessperson and can bear the risk of this investment.

         In the event you proceed with this investment we will offer you shares of TAM Common Stock at a price of $.10 per share. There can be no assurance that the business of TAM will be successful. If it is not successful you would in all likelihood lose your investment.

         TAM is issuing these shares of Common Stock to you in reliance upon the undersigned's representations, warranties, and agreements contained herein.

         The undersigned represents, warrants, and agrees as follows:

     (a) The undersigned is either (check applicable):

                     ---   A Director of TAM
                     ---   An Officer of TAM
                     ---   Holder of shares of TAM Common Stock
                     ---   Other. Please describe: ____________________________

     (b) The undersigned is purchasing ______ shares of TAM Common Stock at a price of $.10 per share for an aggregate price of $______, which has been wired to TAM's account.

     (c) The undersigned has reviewed TAM's Form 10-KSB (and all amendments thereto) for fiscal 2000, and quarterly report filed thereafter on Form 10-QSB. The undersigned is familiar with the precarious market condition of TAM Common Stock, financial position, and the business operations of TAM. The undersigned further acknowledges that he or she fully understands the precarious financial position and business of TAM, and has had the opportunity to discuss any questions regarding such with his or her counsel or other advisor. The undersigned acknowledges that he or she has received no representations or warranties from TAM or its respective employees or agents in making this investment decision.

     (c) The undersigned is aware that the purchase of the shares of Common Stock is a speculative investment involving a high degree of risk and that there is no guarantee that the undersigned will realize any gain from this investment, and that the undersigned could lose the total amount of his or her investment.

     (d) The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of these shares of Common Stock for investment, or any recommendation or endorsement of TAM.

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         (e) The undersigned is purchasing the shares of Common Stock for the undersigned's own account, with the intention of holding the shares of Common Stock for an indefinite period of time, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the shares of Common Stock, and shall not, and is not permitted to make any sale, transfer, or pledge thereof except pursuant to an effective registration statement or an applicable exemption thereto.

         (f) The undersigned represents that the undersigned, if an individual, has adequate means of providing for his or her current needs and personal and family contingencies and has no need for liquidity in this investment in the shares of Common Stock. The undersigned has no reason to anticipate any material change in his or her personal financial condition for the foreseeable future.

         (g) The undersigned is financially able to bear the economic risk of this investment, including the ability to hold the shares of Common Stock indefinitely or to afford a complete loss of his or her investment in the shares of Common Stock.

         (h) The undersigned represents that the undersigned's overall commitment to investments which are not readily marketable is not disproportionate to the undersigned's net worth, and the undersigned's investment in the shares of Common Stock will not cause such overall commitment to become excessive. The undersigned will not, and is not permitted to, pledge, transfer or assign its rights except pursuant to applicable securities Rules and Regulations.

         (i) The undersigned represents that the funds provided for this investment are either separate property of the undersigned, community property over which the undersigned has the right of control, or are otherwise funds as to which the undersigned has the sole right of management.

         (j) The address shown under the undersigned's signature below is the undersigned's principal residence if he or she is an individual.

         (k) The undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares of Common Stock.

         (l) The undersigned acknowledges and understands that the shares of Common Stock have not been registered under the Securities Act of 1933, as amended, (the "SECURITIES ACT") by reason of an exemption under the provisions of the Securities Act.

         (m) Undersigned is aware that TAM has filed its Form 10-KSB for the year ended September 27, 2000 and its Form 10-QSB for the quarter ended December 31, 2000 late which will in turn affect the availability of Rule 144 in the undersigned disposing of the shares of Common Stock.

         The undersigned expressly acknowledges and agrees that TAM is relying upon the undersigned's representations contained herein.


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         The undersigned acknowledges that the undersigned understands the meaning and legal consequences of the representations and warranties which are contained herein and hereby agrees to indemnify, save and hold harmless TAM, and its respective members, officers, directors and counsel, from and against any and all claims or actions arising out of a breach of any representation, warranty or acknowledgment of the undersigned contained herein. Such indemnification shall be deemed to include not only the specific liabilities or obligations with respect to which such indemnity is provided, but also all reasonable costs, expenses, counsel fees and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment. In addition, the undersigned's representations, warranties and indemnification contained herein shall survive the undersigned's purchase of the shares of Common Stock hereunder.

         Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of his or her or its rights hereunder or under any other agreement, instrument or papers signed by any of them with respect to the subject matter hereof unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or of any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument, or paper, will be cumulative, and may be exercised separately or concurrently.

         The parties have not made any representations or warranties with respect to the subject matter hereof not set forth herein, together with any instruments executed simultaneously herewith, constitutes the entire agreement between them with respect to the subject matter hereof.




____________________                Date:_______
Name:

Address:  ___________________



Telephone:  _________________